AMENDED AND RESTATED

PLAN OF MERGER

This Amended and Restated Plan of Merger (“Plan of Merger”) is dated as of June 25, 2007, by and among Innovo Group Inc., a Delaware corporation (“Acquiror”), Joe’s Jeans, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), JD Holdings, Inc., a California corporation (“Seller”) and Joseph M. Dahan, a California resident (“Stockholder”). Each of Acquiror, Merger Sub, Seller and Stockholder is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Acquiror, Merger Sub, Seller and Stockholder have entered into an Agreement and Plan of Merger, dated as of February 6, 2007, and a First Amendment to the Agreement and Plan of Merger, dated as of the date hereof (collectively, the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Merger Sub, with Merger Sub being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquiror Common Stock” shall mean the common stock, par value $0.10 per share, of Acquiror.

“Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller with and into Merger Sub as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Merger Sub and Seller.

“Seller Common Stock” shall mean the common stock, no par value per share, of Seller.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

“Surviving Corporation” shall mean Merger Sub as the surviving corporation of the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Merger Sub pursuant to and in accordance with the Delaware General Corporation Law (the “DGCL”). Merger Sub shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all property owned by each of the Merging Corporations shall be allocated to and shall be vested in Merger Sub as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Merger Sub as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL, unless a later date and time is specified as the effective time in such documents.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Joe’s Jeans, Inc.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub until amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub until amended in accordance with applicable law.

ARTICLE III

MERGER CONSIDERATION

3.1 CONVERSION OF SHARES. All of the shares of Acquiror and Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Seller or the holders of Seller Common Stock, the Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 14,000,000 shares (the “Merger Consideration”) of Acquiror Common Stock.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, the holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

3.3 CASH PAYMENT. At the Effective Time, Acquiror shall pay or cause to be paid to Stockholder Three Hundred Thousand and 00/100 Dollars ($300,000.00) in immediately available funds.

3.4 EARN-OUT. During the first one hundred and twenty (120) months following the Effective Time, Acquiror agrees to pay to Stockholder an Earn Out Amount as set forth in Section 2.5 of the Merger Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3 AMENDMENTS. To the extent permitted by the DGCL, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

4.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror, Merger Sub, Seller and Stockholder.

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IN WITNESS WHEREOF, Acquiror, Merger Sub, Seller and Stockholder have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

INNOVO GROUP INC.

By:	/s/ Marc B. Crossman

	Name: Title:	Marc B. Crossman President and CEO

JOE’S JEANS, INC.

By:	/s/ Marc B. Crossman

	Name: Title:	Marc B. Crossman CEO and Treasurer

JD HOLDINGS, INC.

By:	/s/ Joseph M. Dahan

	Name: Title:	Joseph M. Dahan CEO

STOCKHOLDER

/s/ Joseph M. Dahan

JOSEPH M. DAHAN